Wetouch Technology Inc.

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

Certificate Number

Shares

PAR VALUE $0.001
COMMON STOCK

THIS CERTIFIES THAT

CUSIP NO.:

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK PAR VALUE OF $0.001 EACH OF

WETOUCH TECHNOLOGY INC.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.


WETOUCH TECHNOLOGY INC.
Corporate
Seal
NEVADA

GUANGDE CAI
Chairman, Director

JIAYING CAI
Director, Secretary

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

2849 Executive Drive, Suite 200, Clearwater, Fl. 33762
303 - 662 - 1112